FIXED RATE NOTE

$65,900,000                                                  September 29, 1998

          FOR VALUE RECEIVED, KR Vidalia, Inc., a Georgia corporation, KR Staunton, Inc., a Virginia corporation, KR Summerville, Inc., a Georgia corporation, KR Tifton, Inc., a Georgia corporation, KR Douglasville, Inc., a Georgia corporation, KR Circleville, Inc., an Ohio corporation, KR Snellville, Inc., a Georgia corporation, KR Pensacola, Inc., a Florida corporation and KR Jefferson City, L.P., a Tennessee limited partnership (collectively, "Maker"), each having its principal place of business at 128 Fayette Street, Conshohocken, Pennsylvania 19428, promises to pay to the order of Salomon Brothers Realty Corp., a New York corporation, its successors or assigns ("Payee") at the office of Payee or its agent, designee or assignee at Seven World Trade Center, New York, New York 10048, or at such place as the holder hereof may from time to time designate in writing, the principal sum of SIXTY-FIVE MILLION NINE HUNDRED THOUSAND AND NO/100 DOLLARS ($65,900,000) in lawful money of the United States of America with interest thereon to be computed on the unpaid principal balance from time to time outstanding from the date of this Note (herein so called) at the Applicable Interest Rate (hereinafter defined), and to be paid in installments as follows:

          1.   Payment Terms.

               (a) A payment of interest only on the date hereof for the period from the date hereof through September 30, 1998, both inclusive;

               (b) A constant payment of $438,434.34, on November 2, 1998 and on the first day of each calendar month thereafter, unless such day is not a Business Day, in which event the first Business Day following such date (such date for any particular month, a "Payment Date") up to and including the Payment Date in October, 2008 (such date, the "Expected Repayment Date"); each of such payments to be applied to the payment of interest computed at the Applicable Interest Rate, and the balance applied toward the reduction of the principal sum;

               (c) A varying payment on the Payment Date in November, 2008 and on the Payment Date in each calendar month thereafter up to and including the Payment Date in October, 2028 in an amount equal to the sum of (x) the constant payment amount sufficient to amortize fully on the Maturity Date (as defined below) the initial principal balance of this Note on a level monthly payment of principal and interest basis and a three hundred sixty (360) month amortization schedule from the date of this Note, each of such payments to be applied to the payment of interest computed at the Applicable Interest Rate and the balance applied toward the reduction of the principal sum and (y) the entire amount of Remaining Available Funds for such date as determined in accordance with the Cash Management, Collateral and Security Agreement, dated as of the date hereof by and among Maker, Payee and LaSalle National Bank, as collateral agent, such amount applied toward the reduction of the principal sum; and the balance of said principal sum, if any, and all interest thereon shall be due and payable on the Payment Date in October, 2028 (the "Maturity Date"). Interest on the principal sum of this Note shall be calculated by multiplying the actual number of days elapsed in each accrual period by a daily rate based on a three hundred sixty (360) day year. In computing the number of days during which such interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited or received prior to close of business. The constant payment required hereunder is based on an amortization schedule of three hundred sixty (360) months.

          2. Interest Rate. The term "Applicable Interest Rate" as used in this Note shall mean (i) from the date of this Note through and including the Expected Repayment Date, a rate of seven percent (7.00%) per annum and (ii) thereafter, a rate of nine percent (9.00%) per annum.

          3. Default and Acceleration. The whole of the principal sum of this Note, together with all interest accrued and unpaid thereon and all other sums due under the Mortgage (hereinafter defined), the Loan Documents (hereinafter defined) and this Note (all such sums hereinafter collectively referred to as the "Debt") shall without notice become immediately due and payable at the option of Payee if any payment required in this Note is not paid on or before the tenth (10th) day after the date when due or on the happening of any other default, after the expiration of any applicable notice and grace periods, herein or under the terms of the Mortgage or other Loan Documents (hereinafter collectively an "Event of Default"). All of the terms, covenants and conditions contained in the Mortgage and the other Loan Documents are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein. In the event that it should become necessary to employ counsel to collect the Debt or to protect or foreclose the security hereof, Maker also agrees to pay reasonable attorneys' fees for the services of such counsel whether or not suit be brought.

          4. Default Interest. Maker does hereby agree that upon the occurrence of an Event of Default or upon the failure of Maker to pay the Debt in full on the Maturity Date, Payee shall be entitled to receive and Maker shall pay interest on the entire unpaid principal sum at the rate of the greater of (i) 5% above the Applicable Interest Rate or (ii) 5% above the Base Rate (hereinafter defined), in effect at the time of the occurrence of the Event of Default (the "Default Rate"). The term "Base Rate" shall mean the annual rate announced by Citibank, N.A., in New York City, New York as its base rate in effect at the time of the occurrence of the Event of Default. The Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Debt. This charge shall be added to the Debt, and shall be deemed secured by the Mortgage. This section, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Payee by reason of the occurrence of any Event of Default. In the event the Default Rate is above the maximum rate permitted by applicable law, the Default Rate shall be the maximum rate permitted by applicable law.

          5.   Prepayment

               (a) The principal balance of this Note may not be prepaid in whole or in part prior to the first day of the fifth (5th) Loan Year. During the fifth (5th) Loan Year or any time thereafter, provided no Event of Default exists, the principal balance of this Note may be prepaid in whole, but not in part, upon but not less than fifteen (15) days nor more than sixty (60) days prior written notice to Payee specifying the date on which prepayment is to be made (the "Prepayment Date") and upon payment of (i) accrued interest to and including the Prepayment Date together with a payment of all interest which would have accrued on the principal balance of this Note to and including the first day of the calendar month immediately following the Prepayment Date, if such prepayment occurs on a date which is not the first day of a month (the "Interest Shortfall Payment"), (ii) all other sums due under this Note, the Mortgage and the other Loan Documents, and (iii) the Prepayment Consideration (defined below). Notwithstanding the foregoing, Maker shall have the additional privilege to prepay the entire principal balance of this Note at any time after the Expected Repayment Date or during the sixty (60) calendar days immediately preceding the Expected Repayment Date without any fee or consideration for such privilege provided (i) no Event of Default exists, (ii) written notice of such prepayment is given by Maker to Payee in the manner set forth above and (iii) Maker makes the Interest Shortfall Payment, if applicable.

               (b) The term "Prepayment Consideration" shall mean an amount equal to the greater of (i) one percent (1%) of the amount prepaid, or (ii) the present value of a series of payments each equal to the Payment Differential (hereinafter defined) and payable on the first day of each month ("Monthly Payment Date") from the date of prepayment through and including the Expected Repayment Date discounted at the Reinvestment Yield (hereinafter defined) (monthly compounding) for the number of months remaining from the date of prepayment to each such Monthly Payment Date. The term "Reinvestment Yield" as used herein shall be equal to the mortgage equivalent yield on the U.S. Treasury issue (primary issue) with a maturity date closest to, but not earlier than, the Expected Repayment Date with such yield being based on the bid price for such issue as published in The Wall Street Journal in New York City, New York on a date fourteen (14) days prior to the date of prepayment set forth in the prepayment notice (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield. In the event The Wall Street Journal ceases publication or ceases to publish the bid price for such U.S. Treasury issues, Payee shall select a comparable publication to determine such bid price.
Absent manifest error, the determination of the Reinvestment Yield and the calculation of the Prepayment Consideration by Payee shall be binding on Maker. The term "Payment Differential" as used herein shall be equal to the product of
(x) a fraction, the numerator of which is the excess, if any, of a per annum interest rate equal to the Applicable Interest Rate over the Reinvestment Yield (expressed as a decimal percentage), and the denominator of which is 12, and
(y) the scheduled outstanding principal balances of this Note as of each Monthly Payment Date occurring on or after the Prepayment Date through and including the Expected Repayment Date, according to the original amortization schedule of this Note.

               (c) If any notice of prepayment is given under this Section 5, the principal balance of this Note and the other sums required under this prepayment section shall be due and payable on the Prepayment Date. Payee shall not be obligated to accept any prepayment of the principal balance of this Note unless it is accompanied by the prepayment fees and the Prepayment Consideration due in connection therewith. Notwithstanding anything contained in this Section 5 to the contrary, provided no Event of Default exists, no prepayment fee shall be due in connection with a complete or partial prepayment resulting from the application of insurance proceeds or condemnation awards pursuant to the terms of the Mortgage, but Maker shall be required to make the Interest Shortfall Payment, if applicable.

               (d) If following the occurrence of any Event of Default, Maker shall tender payment of an amount sufficient to satisfy the entire Debt at any time prior to a judicial or non-judicial foreclosure sale or sale pursuant to a power of sale of any Property and prior to the time prepayment of the principal balance of this Note is permitted hereunder, Maker shall, in addition to the entire Debt, also pay to Payee an amount equal to the sum of (i) interest calculated as set forth in Subsection 5(a)(i) including the Interest Shortfall Payment, (ii) prepayment fees equal to the present value of all interest payments which would have accrued on the principal balance of this Note outstanding as of the date of such tender at the Applicable Interest Rate from the date of such tender to the first day prepayment is permitted pursuant to this Note discounted at a rate equal to the Treasury Rate based on U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the date upon which prepayment is first permitted pursuant to this Note, and (iii) a prepayment consideration equal to the Prepayment Consideration which would have been payable to Payee pursuant to Subsection 5(a)(iii) as of the first day of the fifth (5th) Loan Year based on the Treasury Rate in effect as of the date of such tender. If at the time of such voluntary or involuntary prepayment of this Note, prepayment of the principal balance of the Loan is permitted, Maker shall, in addition to the entire Debt, also pay to Payee the Interest Shortfall Payment, and the applicable prepayment fees and the Prepayment Consideration set forth in Subsection 5(b) above. An involuntary prepayment shall include any prepayment made in connection with reinstatement of the Mortgage under foreclosure proceedings, or exercise of a power of sale, any right of redemption exercised by Maker or any other party having a right to redeem or prevent foreclosure, or which is made or occurs upon the consummation of any sale in foreclosure or under exercise of a power of sale.

               (e) Any permitted partial prepayment (in connection with the application of insurance proceeds or condemnation awards or a release of the Mortgaged Property pursuant to the terms of the Mortgage) shall be applied to the installments of principal last due under this Note and shall not release Maker from the obligation to pay the installments of interest and/or principal next becoming due under this Note.

          6. Security. This Note is evidence of that certain loan made by Payee to Maker contemporaneously herewith (the "Loan"). This Note is secured by (a) the five Mortgages, Assignments of Leases and Rents, Security Agreements and Fixture Filings, Deeds of Trust, Assignments of Leases and Rents, Security Agreements and Fixture Filings or Deed to Secure Debt, Assignments of Leases and Rents, Security Agreements and Fixture Filings of even date herewith in the amount of this Note (or another amount acceptable to Payee) given by Maker for the use and benefit of Payee covering the fee estate of Maker in certain premises as more particularly described therein (the "Mortgaged Property") (as the same may be amended, restated, extended, supplemented, or otherwise modified from time to time, collectively, the "Mortgage"), (b) the five Assignments of Leases and Rents of even date herewith executed by Maker in favor of Payee (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, collectively, the "Assignment of Leases"), and (c) the other Loan Documents (as hereinafter defined). The term "Loan Documents" as used in this Note relates collectively to this Note, the Mortgage, the Assignment of Leases and any and all other documents securing, evidencing, or guaranteeing all or any portion of the Loan or otherwise executed and/or delivered in connection with this Note and the Loan, provided, however, that such term shall in no event be deemed to include that certain Environmental Liabilities Agreement dated as of the date hereof in favor of Payee.

          7. Maximum Legal Interest. It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Payee to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this section shall control every other covenant and agreement in this Note. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under this Note, or contracted for, charged, taken, reserved, or received with respect to the Debt, or if Payee's exercise of the option to accelerate the Maturity Date or if any prepayment by Maker results in Maker having paid any interest in excess of that permitted by applicable law, then it is Payee's express intent that all excess amounts theretofore collected by Payee shall be credited on the principal balance of this Note and all other Debt and the provisions of this Note immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Payee for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full of the Debt so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained herein, it is not the intention of Payee to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

          8.   Late Charges.  Notwithstanding any longer period granted under
Section 3 hereof in connection with the occurrence of an Event of Default and Payee's acceleration remedies, if any sum payable under this Note is not paid on or before the fifth (5th) day after the date on which it is due, Maker shall pay to Payee upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law to defray the expenses incurred by Payee in handling and processing such delinquent payment and to compensate Payee for the loss of the use of such delinquent payment and such amount shall be secured by the Mortgage and other Loan Documents.

          9. No Oral Changes. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

          10. Joint and Several Liability. If Maker consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

          11. Waivers. Except as specifically provided in the Loan Documents, Maker and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, and non-payment, notice of intent to accelerate the maturity hereof and notice of such acceleration. No release of any security for the Debt or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Mortgage or the other Loan Documents made by agreement between Payee and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other who may become liable for the payment of all or any part of the Debt, under this Note, the Mortgage or the other Loan Documents.

          12. Limitations on Recourse. Notwithstanding anything in the Loan Documents to the contrary, but subject to the qualifications below, Payee and Maker agree that:

               (a) Maker shall be liable upon the Debt and for the other obligations arising under the Loan Documents to the full extent (but only to the extent) of the security therefor, the same being all properties (whether real or personal), rights, estates and interests now or at any time hereafter securing the payment of the Debt and/or the other obligations of Maker under the Loan Documents; provided, however, in the event of fraud or material misrepresentation by Maker or any guarantor in connection with the Loan Documents or the documents delivered by Maker, or the first full monthly payment on this Note is not paid when due, the limitation on recourse set forth in this Subsection 12(a) will be null and void and completely inapplicable, and this Note shall be with full recourse to Maker;

               (b) if a default occurs in the timely and proper payment of all or any part of the Debt, any judicial proceedings brought by Payee against Maker shall be limited to the preservation, enforcement and foreclosure, or any thereof, of the liens, security titles, estates, assignments, rights and security interests now or at any time hereafter securing the payment of the Debt and/or the other obligations of Maker under the Loan Documents, and no attachment, execution or other writ of process shall be sought, issued or levied upon any assets, properties or funds of Maker other than the Mortgaged Property, except with respect to the liability described in Subsection 12(a) above and in Subsection 12(c) below; provided, the foregoing shall not prohibit Payee from obtaining a personal judgment against Maker on the Debt to the extent (but only to the extent) such judgment may be required in order to enforce the liens, security titles, estates, assignments, rights and security interests securing payment of the Debt; and

               (c) in the event of a foreclosure of such liens, security titles, estates, assignments, rights or security interests securing the payment of the Debt, no judgment for any deficiency upon the Debt shall be sought or obtained by Payee against Maker, except with respect to the liability described in Subsection 12(a) above and below in this Subsection 12(c); provided that, notwithstanding the foregoing provisions of this section, nothing contained therein shall in any manner or way release, affect or impair the right of Payee to recover, and Maker shall be fully and personally liable and subject to legal action for any loss, cost, expense, damage, claim or other obligation (including without limitation reasonable attorneys' fees and court costs) incurred or suffered by Payee arising out of or in connection with the following:

                    (i) any breach of the Environmental Liabilities Agreement executed by Maker for the benefit of Payee, dated of even date herewith, including the indemnification provisions contained therein;

                    (ii) Maker's failure to obtain Payee's prior written consent to any subordinate financing or any other encumbrance on the Mortgaged Property, or any transfer of the Mortgaged Property or majority ownership in Maker in violation of the Mortgage;

                    (iii) the misapplication by Maker, its agents, affiliates, officers or employees of any funds derived from the Mortgaged Property, including security deposits, insurance proceeds and condemnation awards, in violation of the Loan Documents;

                    (iv) Maker's failure to apply proceeds of rents or any other payments in respect of the leases and other income from the Mortgaged Property or any other collateral when received to the costs of maintenance and operation of the Mortgaged Property and to the payment of taxes, lien claims, insurance premiums, monthly payments of principal and interest or escrow payments or other payments due under the Loan Documents to the extent the Loan Documents require such proceeds to be then so applied;

                    (v) any litigation or other legal proceeding related to the Debt filed by Maker or any guarantor or indemnitor that delays or impairs Payee's ability to preserve, enforce or foreclose its lien on the Mortgaged Property, including, but not limited to, the filing of a voluntary petition concerning Maker under the U.S. Bankruptcy Code, in which action a claim, counterclaim, or defense is asserted against Payee, other than any litigation or other legal proceeding in which a final, non-appealable judgment for money damages or injunctive relief is entered against Payee;

                    (vi) the gross negligence or willful misconduct of Maker, its agents, affiliates, officers or employees which causes or results in a material diminution, or material loss of value, of the Mortgaged Property that is not reimbursed by insurance or which gross negligence or willful misconduct exposes Payee to claims, liability or costs of defense in any litigation or other legal proceeding;

                    (vii) the seizure or forfeiture of the Mortgaged Property, or any portion thereof, or Payee's interest therein, resulting from criminal wrongdoing by Maker, its agents, affiliates, officers or employees; and

                    (viii) waste to the Mortgaged Property caused by the acts or omissions of Maker, its agents, affiliates, officers, employees or contractors; or the removal or disposal of any portion of the Mortgaged Property after an Event of Default to the extent such Mortgaged Property is not replaced by Maker with like property of equivalent value, function and design.

               (d) Nothing contained in the foregoing sections (a), (b) or (c) shall (i) be deemed to be a release or impairment of the Debt or the lien of the Loan Documents upon the Mortgaged Property, or (ii) preclude Payee from foreclosing under the Loan Documents in case of any default or from enforcing any of the other rights of Payee, including naming Maker as a party defendant in any action or suit for foreclosure and sale under the Mortgage, or obtaining the appointment of a receiver, except as stated in this section, or (iii) limit or impair in any way whatsoever the Guaranty (the "Guaranty") of even date executed and delivered in connection with the indebtedness evidenced by this Note or release, relieve, reduce, waive or impair in any way whatsoever, any obligation of any party to the Guaranty.

          13. Notices. All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner and be effective as specified in the Mortgage, directed to the parties at their respective addresses as provided therein.

          14. Transfers of Note and Loan. Payee shall have the unrestricted right at any time or from time to time to sell this Note and the Loan or participation interests therein. Maker shall execute, acknowledge and deliver any and all instruments reasonably requested by Payee to satisfy such purchasers or participants that the unpaid indebtedness evidenced by this Note is outstanding upon the terms and provisions set out in this Note and the other Loan Documents. To the extent, if any, specified in such assignment or participation, such assignee(s) or participant(s) shall have the rights and benefits with respect to this Note and the other Loan Documents as such assignee(s) or participant(s) would have if they were the Payee hereunder.

          15. WAIVER OF TRIAL BY JURY; WAIVER OF CERTAIN CLAIMS. MAKER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS NOTE OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH INCLUDING, BUT NOT LIMITED TO THOSE RELATING TO (A) ALLEGATIONS THAT A PARTNERSHIP EXISTS BETWEEN PAYEE AND MAKER; (B) USURY OR PENALTIES OR DAMAGES THEREFOR; (C) ALLEGATIONS OF UNCONSCIONABLE ACTS, DECEPTIVE TRADE PRACTICE, LACK OF GOOD FAITH OR FAIR DEALING, LACK OF COMMERCIAL REASONABLENESS, OR SPECIAL RELATIONSHIPS (SUCH AS FIDUCIARY, TRUST OR CONFIDENTIAL RELATIONSHIP);
(D) ALLEGATIONS OF DOMINION, CONTROL, ALTER EGO, INSTRUMENTALITY, FRAUD, REAL ESTATE FRAUD, MISREPRESENTATION, DURESS, COERCION, UNDUE INFLUENCE, INTERFERENCE OR NEGLIGENCE; (E) ALLEGATIONS OF TORTIOUS INTERFERENCE WITH PRESENT OR PROSPECTIVE BUSINESS RELATIONSHIPS OR OF ANTITRUST; OR (F) SLANDER, LIBEL OR DAMAGE TO REPUTATION. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY MAKER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. PAYEE IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY MAKER.

          16. Authority. Maker represents that Maker has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Note, the Mortgage and the other Loan Documents and that this Note, the Mortgage and the other Loan Documents constitute valid and binding obligations of Maker.

          17. Governing Law; Consent to Jurisdiction. This Note shall be governed and construed in accordance with the laws of the State of New York. Maker hereby irrevocably submits to the jurisdiction of any court of competent jurisdiction located in the State of New York, County of New York in connection with any proceeding relating to this Note.

                           [Signature Page Follows]

       IN WITNESS WHEREOF, Maker has duly executed this Note the day and year first above written.


WITNESS:                     KR VIDALIA, INC., a Georgia corporation
                             KR STAUNTON, INC., a Virginia corporation
                             KR SUMMERVILLE, INC., a Georgia corporation
                             KR TIFTON, INC., a Georgia corporation
_____________________________KR DOUGLASVILLE, INC., a Georgia corporation
                             KR CIRCLEVILLE, INC., an Ohio corporation
                             KR SNELLVILLE, INC., a Georgia corporation
                             KR PENSACOLA, INC., a Florida corporation

                             By: /s/ Robert H. Dennis
                             --------------------------------
                             Name:  Robert H. Dennis
                             Title: Vice President

                             KR JEFFERSON CITY, L.P., a Tennessee limited partnership



                             By: KR Jefferson City GP, Inc., its general
                                 partner


                             By:/s/ Robert H. Dennis
                             --------------------------------
                             Name:  Robert H. Dennis
                             Title: Vice President